Exhibit 2.2

Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Management’s Responsibility for Financial Reporting and Report on Internal Control Over Financial Reporting

The accompanying consolidated financial statements have been prepared by and are the responsibility of the Board of Directors and management of the Company. The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards and reflect management’s best estimates and judgments based on currently available information. The Company has developed and maintains a system of internal controls in order to ensure, on a reasonable and cost effective basis, the reliability of its financial information.

The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, Chartered Professional Accountants, Licensed Public Accountants. Their report outlines the scope of their examination and opinion on the consolidated financial statements.

Management maintains a system of internal controls to provide reasonable assurance that the Company’s assets are safeguarded and accounted for, that transactions are authorized, and to facilitate the preparation of relevant, reliable, and timely financial information. Where appropriate, management uses its best judgement, based on currently available information, to make estimates required to ensure fair and consistent presentation of this information.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control, and exercises this responsibility through the Audit Committee. The Audit Committee consists of three directors all of whom are independent. The functions of the Audit Committee are to review the quarterly and annual consolidated financial statements and submit them to the Board of Directors for approval; review the adequacy of the system of internal controls; review any relevant accounting, financial and security regulatory matters; recommend the appointment of external auditors; and approve the scope of the external auditors’ audit and non-audit work.

“Rodrigo Barbosa”	“Ryan Goodman”
President, Chief Executive Officer	VP, Legal Affairs & Business Development

Toronto, Canada

March 24, 2017

2	| Aura Minerals Inc.

March 24, 2017

Independent Auditor’s Report

To the Shareholders of
Aura Minerals Inc.

We have audited the accompanying consolidated financial statements of Aura Minerals Inc. and its subsidiaries, which comprise the consolidated statements of financial position as at December 31, 2016 and 2015 and the consolidated statements of income (loss), comprehensive income (loss), changes in equity, and cash flows for the years then ended, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

PricewaterhouseCoopers LLP
PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2
T: +1 416 863 1133, F: +1 416 365 8215

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Aura Minerals Inc. and its subsidiaries as at December 31, 2016 and 2015 its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

  (Signed) “PricewaterhouseCoopers LLP”

Chartered Professional Accountants, Licensed Public Accountants

2

Aura Minerals Inc.

Consolidated Statements of Income (Loss)

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars

	Note	2016	2015

Revenue	19	$146,209	$165,763
Cost of goods sold	20	115,196	151,583

Gross margin		31,013	14,180

General and administrative expenses	21	7,885	8,422
Care-and-maintenance expenses	22	7,999	791
Exploration expenses	23	645	631
Impairment charges		–	8,367
Operating income (loss)		14,484	(4,031)

Gain on acquisition of Ernesto/Pau-a-Pique	6	19,886	–
Finance costs	24	(2,721)	(4,566)
Other (losses) gains	25	(2,956)	4,869
Income (loss) before income taxes		28,693	(3,728)
Income tax expense		(9,673)	(10,751)
Income (loss) for the year		$19,020	$(14,479)

Income (loss) per share:
Basic		$0.64	$(0.56)
Diluted		$0.62	$(0.56)

Weighted average number of common shares outstanding:
Basic		29,845,060	26,077,382
Diluted		30,643,188	26,077,382

The accompanying notes form an integral part of these consolidated financial statements.

3	| Aura Minerals Inc.

Aura Minerals Inc.

Consolidated Statements of Comprehensive Income (Loss)

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars

	2016	2015

Income (loss) for the year	$19,020	$(14,479)

Other comprehensive loss
Loss on foreign exchange translation of subsidiaries	(756)	(6,064)
Actuarial gain on post employment benefit, net of tax	2	18
Other comprehensive loss, net of tax	(754)	(6,046)
Total comprehensive income (loss)	$18,266	$(20,525)

The accompanying notes form an integral part of these consolidated financial statements.

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Aura Minerals Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars

	Note	2016	2015

Cash flows from operating activities
Income (loss) for the period		$19,020	$(14,479)
Items not affecting cash	26(a)	(267)	29,615
Changes in working capital	26(b)	2,108	4,951
Taxes paid		(2,516)	–
Other assets and liabilities	26(c)	(4,931)	872
Net cash generated by operating activities		13,414	20,959

Cash flows from investing activities
Purchase of property, plant and equipment		(3,752)	(11,724)
Proceeds from disposal of fixed assets		–	133
Net cash used in investing activities		(3,752)	(11,591)

Cash flows from financing activities
Proceeds received from gold loan	13(b)	12,325	–
Proceeds received from equity financing	18(c) and (d)	4,093	4,928
Draw down of short-term loans	13 (a)(i)	1,800	4,290
Proceeds from exercise of warrants	13(b)	372	–
Proceeds from exercise of stock options and restricted share units	18(e) and (f)	323	–
Repayment of gold loans	13(b)	(7,861)	(17,625)
Repayment of short-term loans	13 (a)(ii)	(7,491)	(3,624)
Repayment of other liabilities		(4,156)	(740)
Interest paid on debt		(615)	(1,943)
Finance lease payments		–	(224)
Net cash used in financing activities		(1,210)	(14,938)

Increase (decrease) in cash and cash equivalents		8,452	(5,570)
Cash and cash equivalents, beginning of the year		2,261	7,831
Cash and cash equivalents, end of the year		$10,713	$2,261

Supplementary cash flow information (note 26(c).

The accompanying notes form an integral part of these consolidated financial statements.

5	| Aura Minerals Inc.

Aura Minerals Inc.

Consolidated Statements of Financial Position

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars

	Note	December 31, 2016	December 31, 2015

ASSETS
Current
Cash and cash equivalents		$10,713	$2,261
Value added taxes and other receivables	7	7,108	14,493
Inventory	8	38,847	36,083
Other current assets	9	3,345	2,494
		60,013	55,331

Other long-term assets	10	13,075	9,436
Property, plant and equipment	11	102,758	78,428
Deferred income tax assets	14	4	128
		$175,850	$143,323

LIABILITIES
Current
Trade and other payables	12	$35,181	$31,954
Current portion of debts	13	7,818	7,642
Current income tax liabilities	14	8,108	14,412
Current portion of provision for mine closure and restoration		82	2,118
Current portion of other liabilities		2,365	4,613
		53,554	60,739

Debts	13	12,215	2,751
Deferred income tax liabilities	14	4,487	1,720
Provision for mine closure and restoration	15	19,662	15,367
Other provisions	16	6,741	5,904
Other liabilities	17	2,575	4,162
		99,234	90,643
SHAREHOLDERS' EQUITY
Share capital	18	548,044	542,649
Contributed surplus		54,738	54,463
Accumulated other comprehensive loss		(7,708)	(6,952)
Deficit		(518,458)	(537,480)
		76,616	52,680
		$175,850	$143,323

Nature of operations (note 1)

Commitments and contingencies (note 31)

Approved on behalf of the Board of Directors: “Paulo Carlos de Brito”	“Stephen Keith”
Paulo Carlos de Brito, Director	Stephen Keith, Director

The accompanying notes form an integral part of these consolidated financial statements.

6	| Aura Minerals Inc.

Aura Minerals Inc.

Consolidated Statements of Change in Equity

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars

	Note	Number of common shares	Share capital	Contributed surplus	Accumulated other comprehensive loss	Deficit	Total equity
At December 31, 2015		28,598,681	$542,649	$54,463	$(6,952)	$(537,480)	$52,680
Income for the period		–	–	–	–	19,020	19,020
Loss on translation of subsidiaries		–	–	–	(756)	–	(756)
Shares issued on the acquisition of Ernesto / Pau-a-Pique, net of share issuance costs	6	200,000	327	–	–	–	327
Warrants issued on the acquisition of Ernesto / Pau-a-Pique		–	–	322	–	–	322
Shares issued on exercised of warrants	13(b)	450,000	372	–	–	–	372
Shares issued from the rights offering, net of share issuance costs	18(c)	3,634,628	4,093	–	–	–	4,093
Shares issued on exercise of stock options	18(e)	415,917	501	(178)	–	–	323
Shares issued on exercise of restricted shares units	18(f)	121,130	102	(99)	–	–	3
Actuarial gain on severance liability, net of tax		–	–	–	–	2	2
Share-based payments	18(g)	–	–	230	–	–	230
At December 31, 2016		33,420,356	$548,044	$54,738	$(7,708)	$(518,458)	$76,616

	Note	Number of common shares	Share capital	Contributed surplus	Accumulated other comprehensive loss	Deficit	Total equity
At December 31, 2014		22,852,531	$537,684	$54,162	$(888)	$(523,019)	$67,939
Loss for the period		–	–	–	–	(14,479)	(14,479)
Loss on translation of subsidiaries		–	–	–	(6,064)	–	(6,064)
Private placement, net of share issuance cost	18(d)	5,700,935	4,928	–	–	–	4,928
Actuarial gain on severance liability, net of tax		–	–	–	–	18	18
Shares issued on exercised of restricted share units		45,215	37	(37)	–	–	–
Share-based payments	18(g)	–	–	338	–	–	338
At December 31, 2015		28,598,681	$542,649	$54,463	$(6,952)	$(537,480)	$52,680

The accompanying notes form an integral part of these consolidated financial statements.

7	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

1	NATURE OF OPERATIONS

Aura Minerals Inc. (“Aura Minerals” or the “Company”) is a mining company focused on the operation and development of mining properties in the Americas. The Company has either a 100% interest in, or 100% effective control over, each of the following mining operations and projects:

-	the San Andres gold mine in Honduras (the “San Andres Mine”);

-	the Sao Francisco gold mine in Brazil (the “Sao Francisco Mine”);

-	the Ernesto/Pau-a-Pique Project in Brazil (the "EPP Project", “EPP”). Refer to Note 6;

-	the Aranzazu mine in Mexico (the “Aranzazu Mine”), which produced a copper-gold-silver concentrate and is currently on care-and-maintenance; and;

-	the Serrote de Laje project in Brazil (the “Serrote Project”), a development-stage copper, gold and iron project which is currently on care-and-maintenance.

Aura Minerals is public company listed on the Toronto Stock Exchange (“TSX”). The Company is continued under the BVI Business Companies Act (British Virgin Islands). The Company’s registered office is located at Craigmuir Chambers, PO Box 71, Road Town, Tortola VG1110, British Virgin Islands. The Company maintains a head office at 600 – 4770 Biscayne Blvd., Miami Florida 33137, United States of America.

2	BASIS OF PREPARATION

The consolidated financial statements of Aura Minerals for the years ended December 31, 2016 and 2015 have been prepared in accordance with the International Financial Reporting Standards and Interpretations (collectively, “IFRS”) as issued by the International Accounting Standards Board (“IASB”).

These financial statements were approved for issue by the board of directors effective March 24, 2017.

3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These accounting policies have been consistently applied to all periods presented unless otherwise stated.

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, after eliminating intercompany balances and transactions. The Company’s principal subsidiaries are: Minerales de Occidente, S.A. (100% owned, Honduras), Mineracao Apoena Limitada. (100% owned, Brazil) (“Apoena”), Aranzazu Holding S.A. de C.V. (100% owned, Mexico), and Mineracao Vale Verde Limitada. (100% owned, Brazil).

Subsidiaries

Subsidiaries are all the entities over which the Company has the power to govern the financial and operating policies, generally accompanying a shareholding of more than one half of the voting rights. Subsidiaries are fully consolidated from the date on which control is transferred to the Company, until the date on which control ceases.

8	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

The Company uses the acquisition method of accounting to account for business combinations. The fair value of the acquisition of a subsidiary is based on the fair value of the assets acquired, the liabilities assumed, and the fair value of the consideration. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values on the acquisition date. The excess, if any, of the consideration over the fair value of the identifiable net assets acquired is recorded as goodwill. In the case of a bargain purchase, where the total consideration is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statements of income (loss).

Foreign currency translation

Functional and presentation currency

Items included in the accounts of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). These consolidated financial statements are presented in United States dollars, which is the Company’s functional currency and the Company’s presentation currency.

Transactions and balances

Foreign currency transactions are translated into the relevant functional currency using the exchange rates prevailing at the date of the transaction. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statements of income (loss).

Translation of subsidiary results into the presentation currency

The results and statements of financial position of all the Company’s subsidiaries with functional currencies different from the presentation currency are translated into the presentation currency as follows:

-	Assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of the statement of financial position;

-	Income and expenses for each statement of income are translated at average exchange rates, unless the average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions; and

-	All resulting exchange differences are recognized as a separate component of equity.

On consolidation, exchange differences arising from the translation of the net investment in foreign entities are recognized in a separate component of equity. When a foreign operation is sold, such exchange differences are recognized in the statement of income (loss) as part of the gain or loss on sale.

Cash and cash equivalents

Cash and cash equivalents consist of cash on deposit with banks and highly liquid short-term interest-bearing securities with maturities at the date of purchase of three months or less.

9	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

Trade and other receivables

Trade and other receivables are amounts due from customers and others in the normal course of business. If collection is expected in one year or less, they are classified as current assets; if not, they are presented as non-current assets and discounted accordingly.

Inventory

Finished product inventory and work-in-process inventory, which includes leach pad and ore stockpile inventory, are valued at the lower of average cost and net realizable value. Finished product inventory consists of finished gold products and metals in concentrate. Work-in-process inventory represents inventory in-circuit at the Company’s process plants and leach pads. Stockpile inventory represents ore stacked on leach pads and in stockpiles. The cost of work-in-process and finished product inventories includes mining costs, direct labour, operating materials and supplies, applicable haulage and transportation charges, and an applicable portion of operating overhead, including amortization and depletion. Net realizable value is the expected selling price for the finished product less the estimated costs to get the product into saleable form and to the selling location.

Parts and supplies inventory consists of consumables and is valued at weighted average cost after provision for slow moving and obsolete items.

For inventory which has been written down to net realizable value, if subsequent assessments conclude that the circumstances causing the write down no longer exist or when there is clear evidence of an increase in net realizable value due to a change in economic circumstances, the write down is reversed appropriately.

Mining interests

Mining interests represent capitalized expenditures related to the development of mining properties, expenditures arising from property acquisitions and related plant and equipment. Upon disposal or abandonment, the carrying amounts of mining interests are derecognized and any associated gains or losses are recognized in net income (loss).

Mineral properties

Mineral properties acquired through business combinations are recognized at fair value on the acquisition date.

Expenditures for mine construction and development are capitalized once the Company can conclude that it will receive future economic benefits from an exploration property, which is generally when a feasibility study is completed and economically recoverable mineral resources for the project are determined. Development expenditures consist primarily of direct expenditures incurred to establish productive capacity, and are included as part of assets under construction until the commissioning stage is completed.

When further development expenditures are incurred in respect of a mine already in production, such expenditures are capitalized when the Company can conclude that additional future economic benefits associated with the expenditure will flow to the Company. Otherwise, such expenditures are classified as a cost of production in the periods they are incurred.

Once development projects are completed, they are transferred to the appropriate classifications within mining interest and are depleted commencing on the date that the commissioning stage is completed.

10	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

Plant and equipment

Plant and equipment is originally recorded at cost at the time of construction, purchase, or acquisition, and is subsequently measured at cost less accumulated amortization and impairment. Cost includes all costs required to bring the item into its intended use by the Company.

Costs incurred for major overhauls of existing equipment are capitalized as plant and equipment and are subject to amortization once they are commissioned. The costs of routine maintenance and repairs are expensed as incurred.

Leased assets

Leases in which the Company assumes substantially all risks and rewards of ownership are classified as finance leases. Assets held under financial leases are recognized at the lower of the fair value and the present value of minimum lease payments at inception of the lease, less accumulated depreciation and impairment losses.

Amortization and depletion

Plant and equipment is amortized using the straight line or units of production methods over the life of the mine, or over the remaining useful life of the asset, if shorter. Land is not amortized. The following amortization rates are used by the Company:

Major class of assets	Depreciation Method	Depreciation Rate

Vehicles	Straight-line	3-5 years
Machinery and equipment	Straight-line	2-10 years
Mobile mining equipment	Straight-line	4-8 years
Furniture and fixtures	Straight-line	4-10 years
Computer equipment and software	Straight-line	2-5 years
Leasehold improvements	Straight-line	Lease term
Buildings	Straight-line	4-10 years
Plant	Straight-line	4-10 years

Residual values and useful lives are reviewed on an annual basis and adjusted, if necessary, on a prospective basis.

Once a mining operation has achieved commercial production, capitalized mineral property expenditures are depleted on unit-of-production basis using proven and probable mineral reserves and a portion of measured and indicated mineral resources that are reasonably expected to be converted into proven and probable mineral reserves.

Impairment of assets

Assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment or whenever other indicators exist. Assets that are subject to amortization or depreciation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount of assets is the greater of their fair value less costs of disposal (“FVLCD”) and value in use (“VIU”).

11	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

FVLCD is based on an estimate of the amount that the Company may obtain in a sale transaction on an arm’s-length basis. FVLCD for mineral properties is generally determined as the present value of estimated future cash flows expected to arise from the continued use of the asset, including any expansion prospects, and its eventual disposal, and discounted by an appropriate post-tax discount rate to arrive at a net present value. In assessing VIU, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

VIU is determined by applying assumptions specific to the Company’s continued use and does not take into account future development discounted by an appropriate pre-tax discount rate. As such, these assumptions differ from those used in calculating FVLCD. The Company’s cash generating units (“CGUs”) are the lowest level of identifiable groups of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the CGU to which the asset belongs.

An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the CGUs carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Deferred stripping costs

At the Company’s mining operations, it is necessary to remove overburden and other waste in order to access the ore body (stripping). During the pre-production phase and during the production period, stripping costs are deferred as part of the mineral property to the extent that the costs relate to anticipated future benefits and represent a betterment. Deferred stripping costs are depleted using the units of production method as the ore body accessed by the stripping activities is mined. Waste removal which relates to current production activities and does not give rise to a future benefit is accounted for as a production cost in the period in which it is incurred and is included in the cost of inventory.

Financial instruments

The Company classifies its financial instruments in the following categories: at fair value through profit and loss; loans and receivables; available-for-sale; and other financial liabilities. The classification depends on the purpose for which the financial assets or liabilities were acquired. Management determines the classification of financial assets and liabilities at initial recognition. Where the Company expects to realize the asset or discharge the liability within twelve months, it is recorded as a current asset or liability; otherwise, it is recorded as a long-term asset or liability.

Financial assets and liabilities at fair value through profit and loss (“FVTPL”)

A financial asset or liability at FVTPL is classified in this category if acquired principally for the purpose of selling or redeeming in the short-term. Derivatives are included in this category unless they are designated as hedges.

Financial assets and liabilities carried at FVTPL are initially recognized at fair value and are subsequently remeasured to their fair value at each statement of financial position date. Realized and unrealized gains and losses arising from changes in the fair value of these financial assets or liabilities are included in the consolidated statements of loss in the period in which they arise.

12	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are classified as current assets or noncurrent assets based on their maturity date. The Company classifies its trade and other receivables, other assets and cash and cash equivalents in the consolidated statements of financial position, as loans and receivables. Loans and receivables are initially recognized at fair value and subsequently carried at amortized cost less any impairment.

Available-for-sale financial assets

Available-for-sale (“AFS”) financial assets are those non-derivatives financial assets that are designated as such or are not classified in any of the other categories.

AFS financial assets are initially recorded at fair value upon initial recognition and at each period end, with unrealized gains and losses being recognized as a separate component of equity in other comprehensive loss until the investment is derecognized or until the investment is determined to be impaired at which time the cumulative gain or loss previously reported in equity is included in net income (loss).

Other financial liabilities

Other financial liabilities are recognized initially at fair value, net of transaction costs incurred, and are subsequently measured at amortized cost using the effective interest method. Gains and losses are recognized in net loss when the liabilities are derecognized as well as through the amortization process.

Derivative financial instruments and hedge accounting

The Company uses derivative financial instruments such as fixed price and gold collar contracts to manage its gold price exposure of its forecasted revenues. Derivative financial instruments are initially recognized at fair value on the date the contract is entered into and are subsequently remeasured to their fair value at each reporting date.

The method of recognizing the resulting gain or loss on the changes in fair value of derivative financial instruments depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. For derivatives that do not qualify for hedge accounting, any resulting gains or losses are recognized in the consolidated statements of income (loss) for the period.

Fair value of financial instruments

The fair values of quoted investments are determined by reference to market prices at the close of business on the consolidated statements of financial position date. Where there is no active market, the Company determines fair value by using valuation techniques. These include using recent arm’s-length market transactions, referenced to the current market value of other instruments that are substantially the same, discounted cash flow analysis, and pricing models.

Financial instruments that are measured subsequent to initial recognition are grouped into a hierarchy based on the degree to which the fair value is observable as follows:

Level 1 - fair value measurements are quoted prices (unadjusted) in active markets for identical assets or liabilities;

13	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

Level 2 - fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability either directly (i.e., actual prices) or indirectly (i.e., derived from prices); and

Level 3 - fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Impairment of financial assets

Financial assets, other than those recorded at FVTPL, are assessed for indicators of impairment at each period end. A financial asset is considered impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investments have been impacted.

Derecognition of financial assets and liabilities

Financial assets are derecognized when the investments mature or are sold and substantially all the risks and rewards of ownership have been transferred. A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expired. Gains and losses on derecognition are recognized within interest and other income and finance costs respectively.

Provisions

Provisions are recognized when the Company or its subsidiaries has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period. If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

Contingent liabilities are recognized in the consolidated financial statements, if estimable and probable, and are disclosed in notes to the financial information unless their occurrence is remote.

Contingent assets are not recognized in the consolidated financial statements, but are disclosed in the notes if their recovery is deemed probable.

Mine closure and restoration

Provisions for mine closure and restoration are made in respect of the estimated future costs of closure and restoration and for environmental rehabilitation costs (which include such costs as dismantling and demolition of infrastructure, removal of residual materials and remediation of disturbed areas) in the accounting period when the related environmental disturbance occurs. The provision is discounted using a pre-tax rate and the accretion is included in finance costs. At the time of establishing the provision, the net present value of the obligation is capitalized as part of the cost of mineral properties.

The provision is reviewed on an annual basis for changes in cost estimates, discount rates, inflation and operating lives. The net present value of changes in cost estimates of the mine closure and restoration obligations are capitalized to mineral properties.

14	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

Restoration activities will occur primarily upon closure of a mine, but can occur from time to time throughout the life of the mine. As restoration projects are undertaken, their costs are charged against the provision as the costs are incurred.

Long-term employee benefits

Certain long-term employee benefits are specifically payable when employment is terminated. The expected costs of these benefits are accrued in the period of employment. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to other comprehensive loss in the period in which they arise. These obligations are valued annually by independent qualified actuaries.

Leases

Assets held under financial leases are recognized as discussed in mining interest. The corresponding liability is recognized as a finance lease obligation. Lease payments are apportioned between finance charges and a reduction of the lease obligation to achieve a constant rate of interest on the remaining liability. Finance charges are recognized as an expense in the consolidated statements of income (loss).

Operating lease payments are recognized as an expense on a straight-line basis over the lease term.

Share capital

Common shares issued by the Company are classified as equity. Incremental costs directly attributable to the issuance of common from treasury shares are recognized in equity, net of tax, as a deduction from the share proceeds.

Share-based payments

The fair value of the employee services received in exchange for the grant of stock options or other share-based payments plans is recognized as an expense over the vesting period. The total amount to be expensed over the vesting period is determined by calculating the fair value of the options or other share-based payment plans at the date of grant. The Company uses the Black-Scholes option pricing model to calculate the fair value of options granted.

The total amount to be expensed is determined with reference to the fair value of the options granted:

-	Including any market performance conditions; and

-	Excluding the impact of any service and non-market performance vesting conditions, such as profitability, sales growth targets, and remaining an employee of the entity over a specific time period.

Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable. This estimate is revised at each statement of financial position date and the difference is charged or credited to the consolidated statements of income (loss) with the corresponding adjustment to equity.

When the options are duly exercised, the Company issues common shares from treasury. The fair value and any proceeds received, net of any directly attributable transaction costs, are credited to equity.

Taxation

Tax expense comprises both current and deferred tax expense for the period. Tax expense is recognized in the consolidated statements of income (loss), except to the extent that it relates to items recognized in other comprehensive loss or directly in equity.

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Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

Current income tax expense is the tax expected to be payable on the taxable income for the year calculated using rates (and laws) that have been enacted or substantively enacted at the consolidated statements of financial position date in the countries where the Company operates. It includes adjustments for tax expected to be payable or recoverable in respect of previous periods.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax basis of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the consolidated statements of financial position date and are expected to apply when the related deferred income tax liability is settled. Deferred income tax assets are recognized only to the extent that it is probable that they will be realized in the future. Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority.

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction, or production of a qualifying asset (i.e. an asset that necessarily takes a substantial period of time to become ready for its intended use) are capitalized as part of the cost of the asset. Capitalization of borrowing costs begins when costs are incurred and activities are undertaken to prepare the asset for its intended use and ceases when the asset is substantially complete or commissioned for use. Once the identified asset is substantially complete, the attributable borrowing costs are amortized over the useful life of the related asset. All other borrowing costs are expensed in the period they occur.

Revenue recognition

The Company recognizes revenue when: (i) the product has been delivered in accordance with the terms of the contract; (ii) the significant risks and rewards of ownership have been transferred to the buyer; (iii) the amount of revenue can be reliably measured; (iv) and the collection of the sales price is reasonably assured.

The Company’s gold sales are recognized at the date that title passes to the buyer, which is generally when gold is settled from the refinery. However, title could pass at any stage during the refining process for certain of the Company’s gold sales. Gold revenues are shown net of local taxes calculated on gross revenues.

Exploration expenses

Exploration activities involve the search for mineral resources, the determination of technical feasibility and the assessment of commercial viability of an identified resource. Exploration expenditures, which include costs associated with researching and analysing historical data, gathering data, exploration drilling and sampling, determining infrastructural requirements and preparing financial viability studies, are expensed until the Company concludes that it is more likely than not that economically recoverable mineral resources exist.

Income (loss) per share

Basic income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. In computing diluted earnings per share, an adjustment is made for the dilutive effect of the exercise of stock options and warrants. The number of additional shares is calculated by assuming that outstanding stock options and warrants are exercised and that the proceeds from such exercises were used to acquire common shares at the average market price during the reporting periods. In periods where a net loss is reported, all outstanding options are excluded from the calculation of diluted loss per share, as they are anti-dilutive.

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Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

Comprehensive income (loss)

Comprehensive income (loss) is the change in the Company’s net assets that results from transactions, events and circumstances from sources other than the Company’s shareholders and include items that are not included in net profits such as foreign currency exchange gains or losses related to foreign subsidiaries whose functional currency is different from the functional currency of the Company and actuarial gains and losses of post-employment benefits.

The Company’s comprehensive income (loss) is presented in the consolidated statements of comprehensive income (loss) and the consolidated statements of changes in equity.

Segment reporting

An operating segment is a component of an entity (i) that engages in business activities from which it may earn revenues and incur expenses (including revenues and expenses relating to transactions with other components of the same entity), (ii) whose operating results are regularly reviewed by the entity's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and (iii) for which discrete financial information is available. The Company’s operating segments are identified as the San Andres Mine, the Sao Francisco Mine, the EPP Project, the Aranzazu Mine, the Serrote Project and Corporate.

4	SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGEMENTS

The preparation of the consolidated financial statements requires management to make estimates and judgements and to form assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities. Management’s estimates and judgements are continually evaluated and are based on historical experience and other factors that management believes to be reasonable under the circumstances. Actual results may differ from these estimates.

The Company has identified the following critical accounting policies under which significant judgements, estimates and assumptions are made and where actual results may differ from these estimates under different assumptions and conditions and may materially affect financial results or the Company’s consolidated statements of financial position reported in future periods.

Purchase price allocation

Business combinations require judgement and estimates to be made at the date of acquisition in relation to identifying the acquirer, determining assets and liability fair values. The estimate of reserves and resources is subject to assumptions relating to life of the mine and may change when new information becomes available. Changes in reserves and resources as a result of factors such as production costs, recovery rates, grade or reserves or commodity prices could impact depreciation rates, asset carrying values and decommissioning provision. Changes in assumptions over long-term commodity prices, market demand and supply, and economic and regulatory climates could also impact the carrying value of assets.

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Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

Determination of ore reserves

The Company determines mineral resources and reserves under the principles incorporated in the Canadian Institute of Mining, Metallurgy and Petroleum standards for mineral reserves and resources, known as the CIM Standards. The information is regularly compiled by Qualified Persons and reported under National Instrument 43-101, Standards of Disclosure for Mineral Projects (“NI-43-101”). Mineral reserves and resources determined in this way are used in the calculation of depletion expense, assessment of impairment charges and the carrying values of assets, and for forecasting the timing of the payment of mine closure and restoration costs.

There are numerous uncertainties inherent in estimating mineral resources and reserves, and assumptions that are valid at the time of estimation may change significantly when new information becomes available. Changes in the forecast prices of commodities, exchange rates, production costs or recovery rates may change the economic status of reserves and resources and may, ultimately, result in reserves and resources being restated.

Impairment of assets

In accordance with the Company’s accounting policy, each asset or CGU is evaluated at each reporting date to determine whether there are any indications of impairment. If any such indication exists, a formal estimate of recoverable amount is performed and an impairment loss is recognized to the extent that the carrying amount exceeds the recoverable amount. The recoverable amount of an asset or CGU is measured at the higher of FVLCD or VIU.

The determination of FVLCD and VIU requires management to make estimates and assumptions about expected production and sales volumes, metals prices, reserves, operating costs, mine closure and restoration costs, future capital expenditures and appropriate discount rates for future cash flows. The estimates and assumptions are subject to risk and uncertainty, and as such there is the possibility that changes in circumstances will alter these projections, which may impact the recoverable amount of the assets. In such circumstances, some or all of the carrying value of the assets may be further impaired or the impairment charge reduced with the impact recorded in the consolidated statements of income (loss).

Valuation of work-in-process inventory

Leach pad inventory is comprised of ore that has been extracted from the mine and placed on the heap leach pad for further processing. Costs are added to leach pad inventory based on current mining costs and are removed from leach pad inventory as gold ounces are recovered in the plant, based on the average cost per recoverable ounce on the heap leach pad. The quantity of recoverable gold in process is an engineering estimate which is based on the expected grade and recovery of gold from the ore placed on the leach pad. The nature of the leaching process inherently limits the ability to precisely monitor inventory levels. However, the estimate of recoverable gold placed on the leach pad is reconciled to actual gold production and the engineering estimates are refined based on actual results over time. The ultimate recovery of gold from each heap leach pad will not be known until the leaching process is concluded.

Ore in stockpiles is comprised of ore extracted from the mine and available for further processing. Costs are added to ore in stockpiles at the current mining cost and are removed at the accumulated average cost per tonne.

Deferral of stripping costs

In determining whether stripping costs incurred during the production phase of a mining property relate to mineral reserves and mineral resources that may be mined in a future period and therefore should be capitalized, the Company determines whether it is probable that the future economic benefit associated with the stripping activity will flow to the Company.

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Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

Provisions for mine closure and restoration

The amounts recorded for mine closure and restoration obligations are based on estimates prepared by third party environmental specialists, if available, in the jurisdictions in which the Company operates or by environmental specialists within the Company. These estimates are based on remediation activities that are required by environmental laws, the expected timing of cash flows, and the pre-tax risk free interest rates on which the estimated cash flows have been discounted. These estimates also include an assumption on the rate at which the costs may inflate in future periods. Actual results could differ from these estimates. The estimates on which these fair values are calculated require extensive judgment about the nature, cost and timing of the work to be completed, and may change with future changes to costs, environmental laws and regulations and remediation practices.

5	changes in accounting policies

Accounting standards issued but not yet adopted

Unless otherwise noted, the following revised standards and amendments are effective for annual periods beginning on or after January 1, 2017, with earlier application permitted. The Company reviewed the new and revised accounting pronouncements that have been issued but are not yet effective and determined that the following may have an impact on the Company:

IFRS 16, Leases

On January 13, 2016, the IASB published a new Standard, IFRS 16, Leases (“IFRS 16”). The new standard brings most leases onto the balance sheet for lessees under a single model, eliminating the distinction between operating and finance leases. Lessor accounting however remains largely unchanged and the distinction between operating and finance leases is retained. IFRS 16 is effective for annual periods beginning on or after January 1, 2019. The Company is currently evaluating the impact of IFRS 16 on its consolidated financial statements.

IFRS 15, Revenue from Contracts and Customers

IFRS 15, Revenue from Contracts and Customers (“IFRS 15”) was issued by the IASB on May 28, 2014, and will replace IAS 18, Revenue, IAS 11, Construction Contracts, and related interpretations on revenue. IFRS 15 sets out the requirements for recognizing revenue that apply to all contracts with customers, except for contracts that are within the scope of the standards on leases, insurance contracts and financial instruments. IFRS 15 uses a control based approach to recognize revenue which is a change from the risk and reward approach under the current standard. Companies can elect to use either a full or modified retrospective approach when adopting this standard and it is effective for annual periods beginning on or after January 1, 2018. The Company is currently evaluating the impact of IFRS 15 on its consolidated financial statements.

IFRS 9, Financial Instruments and IFRS 7, Financial Instruments: Disclosure

The final version of IFRS 9, Financial Instruments (“IFRS 9”), was issued by the IASB in July 2014 and will replace IAS 39, Financial Instruments: Recognition and Measurement. IFRS 9 introduces a model for classification and measurement, a single, forward-looking “expected loss” impairment model and a substantially reformed approach to hedge accounting. The new single, principle based approach for determining the classification of financial assets is driven by cash flow characteristics and the business model in which an asset is held. The new model also results in a single impairment model being applied to all financial instruments, which will require more timely recognition of expected credit losses. It also includes changes in respect of own credit risk in measuring liabilities elected to be measured at fair value, so that gains caused by the deterioration of an entity’s own credit risk on such liabilities are no longer recognized in profit and loss. IFRS 9 is effective for annual periods beginning on or after January 1, 2018, however it is available for early adoption. In addition, the own credit risk changes can be early adopted in isolation without otherwise changing the accounting for the financial instruments.

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Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

IFRS 7 (Financial Instruments: Dislcosure) addresses the disclosure of financial assets and financial liabilities in the financial statements. IFRS 7 will be amended to require additional disclosures on transition from IAS 39 to IFRS 9, effective on adoption of IFRS 9.

The Company is currently evaluating the impact of IFRS 9 and IFRS 7 on its consolidated financial statements.

IFRS 2, Share-based Payment

In June 2016, the IASB issued amendments to IFRS 2 Share-based Payment (“IFRS 2”), covering the measurement of cash-settled share-based payments, classification of share-based payments settled net of tax withholdings, and accounting for a modification of a share-based payment from cash-settled to equity-settled. The new requirements could affect the classification and/or measurement of these arrangements, and potentially the timing and amount of expense recognized for new and outstanding awards. The amendments apply for annual periods beginning on or after January 1, 2018, with early adoption permitted. The Company is currently evaluating the impact of IFRS 12 on its consolidated financial statements.

6	ACQUISITION OF THE EPP PROJECT

On April 30, 2015, the Company announced that it entered into an Acquisition Agreement with Serra da Borda Mineração e Metalurgia S.A. (“SBMM”) a company affiliated with Yamana Gold Inc. (“Yamana”) to acquire, upon completion of certain conditions and the receipt of regulatory approvals in Brazil, certain specified assets and liabilities of the EPP Project. In order to facilitate the acquisition, during the regulatory approval period, Yamana made available a working capital facility to SBMM of up to approximately $9,000 (the "Working Capital Facility") to be invested in the capital and restart requirements of the EPP Project.

The acquisition was completed on June 1, 2016 (the “acquisition date”), following the receipt of the relevant regulatory approvals in Brazil including both antitrust and national defense regulatory requirements.

As consideration for the EPP Project, the Company issued 200,000 common shares, 350,000 warrants of the Company at an exercise price of C$5.00 per warrant and a 2% net smelter return royalty (“NSR Royalty”) on the first 1,000,000 gold ounces produced from the EPP Project, and thereafter, a 1% NSR Royalty on gold ounces produced from the EPP Project.

The Working Capital Facility was assumed by the Company on the acquisition date and is expected to be repaid either with the cash flow from EPP upon restart or payable in full within 36 months from the date of the Acquisition Agreement. Should EPP not enter into production or the Company not have sufficient funds to repay the Working Capital Facility on the due date, such amount outstanding will, at the option of Yamana, be converted into common shares of the Company at a 10% discount rate over the 20 day VWAP of the Company’s common share based on the period prior to the due date. The Company also agreed to assume SBMM’s accounts payable and accrued liabilities at the acquisition date as part of the consideration for the EPP Project. Interest is charged at 4% per annum on the outstanding balance and is included within finance costs. For the year ended December 31, 2016, the Company recorded an interest expense of $204 (2015: $Nil).

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Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

The business combination has been accounted for using the acquisition method, with the Company as the acquiror of the EPP Project. The consideration paid by the Company has been allocated on a preliminary basis to assets acquired and liabilities assumed, as follows:

Loan payable to Yamana	$8,923
Value of 200,000 common shares issued as consideration	352
Value of 350,000 share purchase warrants issued as consideration	322
Total purchase consideration	$9,597

Inventory	$3,102
Property, plant & equipment	30,752
Provision for mine closure and rehabilitation	(3,724)
Other liabilities	(646)
Deferred income tax liabilities	(2,767)
Total net assets acquired	$26,717

Gain on acquisition, net of tax	$17,120

The identified assets and liabilities, which included inventory, property, plant and equipment, accrued payables and asset retirement obligation, were recorded at their estimated fair values, which exceeded the fair value of the purchase price of the business. Accordingly, the acquisition has been accounted for as a bargain purchase, and as a result, the Company recognized a gain of approximately $19,886 (before tax) associated with the acquisition. The gain on acquisition is included in the consolidated statements of income (loss).

The preliminary allocation of the purchase price was based on the information available as at June 1, 2016. The allocation of the purchase price has not been finalized and is subject to adjustments, which may be material. The Company has until June 1, 2017 to finalize the purchase price allocation.

Pre-stripping activities at the EPP Project commenced in September 2016 and continued to pre-production in the fourth quarter of 2016. Total pre-production revenue and pre-production costs were $4,407 and $3,129, respectively. During the pre-production period, both revenue and costs were capitalized to property, plant and equipment and not included in the consolidated statement of income (loss).

On January 1, 2017, the Company declared commercial production in one of the EPP Project’s mine, specifically, the Lavrinha open pit.

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Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

7	VALUE ADDED TAXES AND OTHER RECEIVABLES

	December 31, 2016	December 31, 2015

Value added taxes receivable	$16,270	$22,070
Other receivables	2,646	459
Total trade and other receivables	$18,916	$22,529
Less: non-current portion of receivables	(11,808)	(8,036)
Trade and other receivables recorded as current assets	$7,108	$14,493

Due to their short-term maturities, the fair value of trade and other receivables approximates their carrying value. As of December 31, 2016 and 2015, there is no allowance for doubtful accounts.

8	INVENTORY

	December 31, 2016	December 31, 2015

Finished product	$10,093	$8,407
Work-in-process	11,326	12,344
Parts and supplies	17,428	15,332
Total inventory	$38,847	$36,083

For the year ended December 31, 2016, the cost of inventory recognized as an expense (note 20) was $115,196 (2015: $151,583). The cost of inventory for 2016 and 2015 include write-downs of $413 and $5,903 respectively, to bring finished product and work-in-process inventories to net realizable value.

9	OTHER CURRENT ASSETS

	December 31, 2016	December 31, 2015

Prepaid expenses, advances and deposits	$3,345	$2,494
	$3,345	$2,494

10	OTHER LONG-TERM ASSETS

	December 31, 2016	December 31, 2015

Long-term receivables and deposits	$1,615	$1,400
Value added taxes receivable (note 7)	11,460	8,036
	$13,075	$9,436

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Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

11	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment movements for the years ended December 31, 2016 and 2015 are as follows:

	Mineral properties	Land and buildings	Furniture, fixtures and equipment	Plant and machinery	Assets under construction	Total
Net book value at January 1, 2016	$54,385	$17,466	$704	$612	$5,261	$78,428
Acquisition of EPP Project	14,126	$5,738	416	10,472	–	30,752
Asset under pre-commercial production	–	–	–	–	576	576
Additions	2,634	69	138	76	2,079	4,996
Change in provision for mine closure and restoration	(226)	–	–	–	–	(226)
Reclassifications and adjustments	(5,543)	9,747	9	67	(6,487)	(2,207)
Depletion and amortization	(7,258)	(1,715)	(125)	(463)	–	(9,561)
Net book value at December 31, 2016	$58,118	$31,305	$1,142	$10,764	$1,429	$102,758
Consisting of:
Cost	176,357	67,392	11,878	96,048	1,429	353,104
Accumulated depletion and amortization	(118,239)	(36,087)	(10,736)	(85,284)	–	(250,346)
	$58,118	$31,305	$1,142	$10,764	$1,429	$102,758

	Mineral properties	Land and buildings	Furniture, fixtures and equipment	Plant and machinery	Assets under construction	Total
Net book value at January 1, 2015	$58,623	$28,407	$1,612	$829	$2,077	$91,548
Additions	7,015	193	21	361	4,537	12,127
Change in provision for mine closure and restoration	1,538	–	–	–	–	1,538
Reclassifications and adjustments	12	219	(366)	384	(476)	(227)
Disposals	–	–	(23)	(377)	(227)	(627)
Depletion and amortization	(4,467)	(1,247)	(386)	(585)	–	(6,685)
Impairment charges	(3,689)	(4,217)	(87)	–	(374)	(8,367)
Adjustment on currency translation	(4,647)	(5,889)	(67)	–	(276)	(10,879)
Net book value at December 31, 2015	$54,385	$17,466	$704	$612	$5,261	$78,428
Consisting of:
Cost	165,366	51,838	11,315	85,433	5,261	319,213
Accumulated depletion and amortization	(110,981)	(34,372)	(10,611)	(84,821)	–	(240,785)
	$54,385	$17,466	$704	$612	$5,261	$78,428

For the years ended December 31, 2016 and 2015, depletion and amortization expenses of $9,078 and $6,533 respectively, have been charged to cost of goods sold, and $74 and $304 respectively, have been charged to general and administrative expenses.

Impairment charges

a)	San Andres

During the year ended December 31, 2015, the average gold price decreased on an overall basis. This was considered as an impairment indicator, and as a result, management conducted an impairment analysis on the San Andres CGU whereby the carrying values of the assets and liabilities of the San Andres Mine have been compared to their fair value calculated using the FVLCD methodology, which was determined to be greater than the VIU.

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Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

The estimated future cash flows utilized in the FVLCD model incorporated the Company’s best estimates of future gold production based on the mine plans developed, consensus gold prices, estimates of operating costs and residual values and fluctuations in the exchange rates between the United States dollar and the Honduran lempira.  The Company utilized a range of gold prices between $1,156 to 1,216 per ounce over the remaining economic years of the San Andres life-of-mine and a 12.34% discount rate, which was based on the Company’s post-tax weighted average cost of capital, in order to obtain the estimated fair value of the San Andres Mine.

The Company’s analysis concluded that the fair values of the assets and liabilities of the San Andres Mine were above the carrying value as at December 31, 2015 and as a result, no impairment charge has been recorded.

For the year ended December 31, 2016, the average gold price and other impairment indicators did not change significantly. Therefore, no impairment or reversal of previously recorded impairment has been recorded on the San Andres Mine.

b)	Serrote Project

During the year ended December 31, 2015, the Company was unable to raise additional financing on satisfactory terms to maintain the ongoing development status or to fund the construction of the Serrote Project and made the decision to suspend the development of the Serrote Project and place it on care-and-maintenance with a minimal monthly spend for security, administration, site maintenance and the annual costs of permits and licenses. As a result, the 2016 budget has been significantly reduced, with a focus on preserving both the optionality and integrity of the Serrote Project. The Company will continue its activities to protect the asset and assess alternative methods to further develop the project in a more economic manner.

The foregoing developments were deemed to be indicators of impairment. The Company conducted an impairment analysis whereby the carrying values of the property, plant and equipment, including mineral properties, of the Serrote Project were compared to their fair values using the FVLCD methodology which was determined to be greater than the VIU.

The FVLCD for the Serrote Project was determined by considering observable market values over the past two years for entities with comparable assets being expressed as US dollars per pound of proven and probable mineral reserves and resources (level 3 of the fair value hierarchy) and determined the market values were within a range of $0.02 to $0.03 per pound of economic resource. The Company has used the lower range of the observable market values of $0.02 per pound of economic resource as the cash flows for Serrote Project have significant uncertainty with respect to their financing, the timeline for the project and the estimated remaining construction costs in the current metal pricing environment. The observable market values have been adjusted, where appropriate, for country risk if the comparable asset was in a different country and any significant change in the copper metal pricing environment since the valuation date of the comparable asset. An estimate for costs of disposal has been calculated based on the Company’s experience.

The Company’s FVLCD analysis concluded that the long-lived assets of the Serrote Project were impaired as at December 31, 2015 and, as a result, the Company recorded an impairment charge of $8,367 on the property, plant and equipment, which resulted in a reduction in the value of the mineral properties of $3,689 and a reduction in the value of plant and equipment of $4,678.

Sensitivity analyses to the assumptions which have the most significant impact on the impairment charge were also performed. Certain scenarios were reviewed where key inputs were changed: market values (+/-5%) and the economic resource base (+/-10%). An increase or decrease in market values by 5% would change the impairment charge by $831. An increase or decrease of 10% in the economic resource base would change the impairment charge by $1,662.

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Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

For the year ended December 31, 2016, the Serrote Project remains on care-and-maintenance and other impairment indicators did not change significantly. Therefore, no impairment or reversal of previously recorded impairments have been recorded at the Serrote Project.

12	TRADE AND OTHER PAYABLES

	December 31, 2016	December 31, 2015

Trade accounts payable	$19,326	$19,550
Other payables	4,305	4,099
Accrued liabilities	6,137	6,500
Deferred revenue	5,413	1,805
	$35,181	$31,954

13	DEBTS

	December 31, 2016	December 31, 2015

Term loans (note 13(a))	$4,321	$10,393
Working capital facility payable to Yamana (note 6)	9,270	–
Gold loan (note 13(b))	6,442	–
	$20,033	$10,393
Less: current portion	(7,818)	(7,642)
Non-current portion	$12,215	$2,751

a) Term loans

i)        Short-term promissory note

On December 4, 2014, the Company, through its wholly-owned Honduran subsidiary, Minerales de Occidente, S.A. de C.V. (“Minosa”) received approval for a $4,300 short-term promissory note (the “First Promissory Note”) from Banco de Occidente, S.A. (“Banco Occidente”) to finance the development of a power line project. The First Promissory Note bears an annual interest rate of 7.5% with a maturity date of December 4, 2016. During the year ended December 31, 2015, Banco Occidente approved a six month grace period on principal payments from November 2015 to April 2016, and extended the maturity date of the First Promissory Note to October 2, 2018. As at December 31, 2016, the outstanding balance on the First Promissory Note was $2,521 (December 31, 2015: $3,429).

For the year ended December 31, 2016, the Company repaid $908 on the First Promissory Note and incurred $227 of interest expense, which $21 was capitalized to the power line qualifying asset and $206 was recorded as finance cost, after the qualifying asset was completed. For the year ended December 31, 2015 the Company drew $4,290, and repaid $861 on the Promissory Note and incurred $204 of interest expense which has been capitalized to the power line qualifying asset.

On November 18, 2016, the Company, through Minosa received another approval for a $1,800 short-term promissory note (the “Second Promissory Note”) from Banco Occidente for working capital requirements. The Second Promissory Note bears an annual interest rate of 7.0% with a grace period of one year and a maturity date on November 17, 2019. As at December 31, 2016, the outstanding balance on the Second Promisory Note was $1,800.

25	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

ii)        Itau Bridge Loan

On February 25, 2013, the Company, through its wholly-owned Brazilian subsidiary, Mineracao Vale Verde Ltda, received an advance of approximately $20,000 (Brazilian Reais 45,000) from Banco Itau BBA S.A. (the “Itau bridge loan”) to finance the development of the Serrote Project. The Itau bridge loan bore interest at the Interbank Deposit Rate plus 6% and originally matured on July 31, 2013. The Company obtained a series of extensions for the repayment of the debt.

During the first quarter of 2016, the Company fully repaid the outstanding balance on the Itau Bridge Loan using the proceeds of the Third Gold Loan (note 13(b)). For the year ended December 31, 2016, the Company recorded an interest expense of $242.

During the year ended December 31, 2015 the company repaid $2,773 of the outstanding principal amount of the Itau bridge loan (Brazilian Reais 8,953) and recorded an interest expense of $1,628. For the year ended December 31, 2015, the outstanding balance on the Itau bridge loan was $6,954 (Brazilian Reais 27,158).

iii)        Promissory note from Banco ABC Brasil S.A.

Subsequent to year end, the Company through its wholly-owned Brazilian subsidiary, Mineracao Apoena, S.A., entered into a $3,161 (Brazilian Reais 9,750) loan agreement with Banco ABC Brasil S.A. (“ABC Bank”) for working capital requirements. The loan bears an annual interest rate of 5.38% with a grace period of one year and a maturity date on July 15, 2019.

b)       Gold Loans

	December 31, 2016	December 31, 2015
Balance, beginning of period	$–	$16,151
Proceeds from gold loans, net of warrants issued	12,325	–
Repayments during the period	(7,861)	(17,625)
Changes in fair value	1,978	1,474
Balance, end of period	$6,442	$–
Less current portion	$(6,442)	$–
Non-current portion	$–	$–

On December 2, 2014, the Company obtained a $15,500 gold loan (the “Second Gold Loan”) from Auramet International LLC (“Auramet”). The proceeds of the Second Gold Loan were used for the Company’s working capital requirements. The Second Gold Loan was to be repaid in 50 weekly installments of 305 ounces of gold, which payments commenced on February 13, 2015.

In partial consideration for the Second Gold Loan, the Company issued 450,000 common share purchase warrants to Auramet, with each warrant entitling the holder thereof to acquire one common share of the Company. Each Warrant has an exercise price of C$1.10 and an expiry date of twenty-four (24) months from issuance. The warrants were issued on December 2, 2014 and fair valued at $57. On December 2, 2016, the warrants were exercised at C$1.10 per warrant, for a gross proceed of $372 (C$495).

The Second Gold Loan was recorded at $15,500 upon initial recognition, which was equal to the fair value of 15,250 ounces of gold deliverable, net of warrants issued. The Company designated the Second Gold Loan as a financial liability to be measured at fair value through profit and loss (“FVTPL”) and marked-to-market at each period end with changes in fair value recorded as other losses and gains.

During the year ended December 31, 2015, the Company recorded mark-to-market losses of $1,474 on the Second Gold Loan. The Second Gold Loan was fully repaid during the year ended December 31, 2015.

26	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

On March 2, 2016, the Company obtained a $12,325 gold loan (the “Third Gold Loan”) from Auramet. The proceeds of the Third Gold Loan were used for the Company’s debt consolidation and working capital requirements. The Third Gold Loan was to be repaid in 68 weekly installments of 176.5 ounces of gold, with payments commenced on May 3, 2016. Similar to the previous gold loan, the Third Gold Loan may be repaid at any time with no early repayment penalties.

The Third Gold Loan was recorded at $12,325 at initial recognition, which was equal to the fair value of 12,002 ounces of gold deliverable. The Company designated the Third Gold Loan as a financial liability to be measured at FVTPL and marked-to-market at each period end with changes in fair value recorded as other (losses) gains.

Total transaction costs in respect to the Third Gold Loan were $179 and is included as part of the finance costs in the consolidated statement of income (loss). For the year ended December 31, 2016, the Company recorded mark-to-market losses of $1,978 on the Third Gold Loan.

The Third Gold Loan requires the Company to maintain a cash and cash equivalent balance of $3,000 at all times, with a 15 day period of grace to correct the balance if it falls below the minimum cash balance. As at December 31, 2016, the Company has been in compliance with the minimum cash balance requirement.

Subsequent to December 31, 2016, the Company delivered 529.50 ounces of gold in payment of the Third Gold Loan valued at $608.

On January 27, 2017, the Company obtained a $9,000 loan (the “Facility”) from Auramet. The proceeds from the Facility are to be used for the full repayment on the remaining balance of the Third Gold Loan and for working capital requirements. The Facility bears a monthly interest payment of $72 commencing from February 2017. The principal payment is equal to 30 bi-weekly installments of $300 commencing on May 5, 2017. The Facility may be repaid at any time with no early repayment penalties. The Company is required to maintain a cash and cash equivalent balance of $3,000 at all times.

c) Finance leases

There was no finance lease for the year ended December 31, 2016. For the year ended December 31, 2015, the Company recorded a total of $400 of interest expenses related to the finance leases within finance costs in the consolidated statement of income (loss).

14	income taxes

a)	Income tax expense

Income tax expense included in the consolidated statements of income (loss) and comprehensive income (loss) for the years ened December 31, 2016 and 2015 are as follows:

	2016	2015

Current income tax expense in respect of the current year	$7,198	$7,584
Adjustment to current income tax expense in respect of prior periods	–	–
Current income tax expense	7,198	7,584
Deferred income tax expense	2,475	3,167
Income tax expense	$9,673	$10,751

27	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

The reconciliation of income taxes calculated at the Canadian statutory tax rate to the income tax expense shown in these financial statements is as follows:

	2016	2015

(Income) loss before income taxes	$(28,693)	$3,728
Canadian statutory income tax rate	26.5%	26.5%

Income tax recovery at the statutory income tax rate	7,604	(988)
Difference in statutory tax rates in foreign jurisdictions	(3,420)	(1,974)
Non-deductible expenses	2,149	3,104
Non-taxable items	–	18
Deferred tax assets not recognized	(2,430)	4,104
Effect of foreign exchange on income taxes	5,462	5,643
Withholdings taxes on distribution	994	1,652
Other	(686)	(808)
Income tax expense	$9,673	$10,751

b)	Deferred income tax (liabilities) assets

Deferred income tax (liabilities) assets on the consolidated statements of financial position consist of:

	2016	2015
Deferred income tax assets	$4	$128
Deferred income tax liabilities	(4,487)	(1,720)
	$(4,483)	$(1,592)

The movement in the net deferred income tax liability (asset) was as follows:

	2016	2015
Balance, January 1	$(1,592)	$1,923
Recovered from the statement of loss	(2,475)	(3,167)
Recorded through other comprehensive income	(1)	(5)
Foreign exchange difference	(415)	(343)
Balance, December 31	$(4,483)	$(1,592)

The following temporary differences and tax losses give rise to deferred income tax liabilities and assets as at:

	2016	2015
Property, plant and equipment	$(3,880)	$(914)
Other deductible temporary differences	(603)	(678)
Net deferred income tax liabilities	$(4,483)	$(1,592)

28	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

Temporary differences and tax losses arising in Canada, Mexico and Brazil have not been recognized as deferred income tax assets due to the fact that management has determined it is not probable that sufficient future taxable profits will be earned in those jurisdictions to recover such assets. The unrecognized deferred income tax assets are summarized as follows:

	2016	2015
Tax losses carried forward	$57,333	$60,396
Provision for mine closure and restoration	3,846	4,164
Property, plant and equipment	12,549	18,102
Other deductible temporary differences	20,053	14,233
Unrecognized deferred income tax assets	$93,781	$96,895

Management assesses these temporary differences regularly and adjusts the unrecognized deferred income tax assets in the period when management determines it is probable that some portion of those assets will be realized.

In 2010, management determined it was probable that sufficient future taxable profits would be generated in the foreseeable future at the Aranzazu Mine to recover the temporary differences and tax losses in this jurisdiction. Although the Aranzazu Mine recognized losses from 2010 to 2013, this was a result of being in the development phase and then the early stages of production. As a result of the impairment of the mine in the year ended December 31, 2014, the benefit of the temporary differences is no longer recognized. As at December 31, 2016, no deferred income tax asset has been recognized.

As of December 31, 2016, the Company had estimated cumulative tax operating losses of approximately $67,539 in Canada expiring between 2025 and 2036, $52,297 in Mexico expiring between 2018 and 2026, and $94,846 in Brazil, which can be carried forward indefinitely.

The aggregate amount of taxable temporary differences associated with investments in subsidiaries for which deferred income taxes have not been recognized as at December 31, 2016 is $Nil (2015: $Nil).

Profit repatriations from Honduras are subject to a 10% withholding tax and there is no unrecorded liability associated with the withholding tax (2015: $Nil).

15	Provision for mine closure and restoration

	December 31, 2016	December 31, 2015

Balance, beginning of year	$17,485	$18,223
Reclamation obligation assumed on the acquisiton of EPP Project (note 6)	3,724	–
Capitalization of accretion expense and currency translation to mineral property	834	–
Accretion expense	892	1,018
Change in estimate	(3,608)	1,398
Provision utilized	(195)	–
Impact of currency translation	612	(3,154)
Balance, end of year	19,744	17,485
Less: current portion	(82)	(2,118)
	$19,662	$15,367

Provision for mine closure and restoration is related to the closure costs and environmental restoration associated with mining operations. The provisions have been recorded at their net present values, using discount rates of between 6.5%to 13% (2015: 7.26% to 14.25%). The provisions have been re-measured at each reporting date, with the accretion expense being recorded as a finance cost. The total undiscounted amounts of the estimated obligations at December 31, 2016 are approximately $30,214 and are expected to be incurred through 2029 (2015: $24,449).

29	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

During the year ended December 31, 2016, the Company recorded an increase in its provision for mine closure and restoration related to the San Andres Mine, offset by a decrease in the provision related to the Sao Francisco Mine. This change in estimate for each mine was a result of changes in management’s estimates of the gross cash flows resulting from legal obligations as well as changes in discount rates and inflation rates. The changes in estimate for the Sao Francisco Mine of $2,738 (2015: $140) has been recorded in other (losses) gains in the consolidated statement of income (loss) as the mineral property in the Sao Francisco Mine had previously been fully depleted. There was no change in the estimate for the Aranzazu Mine for the year ended December 31, 2016.

16	oTHER provisions

	Long-term employee benefits	Provision for judicial contingencies	Total
As of December 31, 2014	$4,461	$1,693	$6,154
Periodic service and finance cost	1,091	–	1,091
Settlement during the year	(201)	(349)	(550)
Actuarial gain	(22)	–	(22)
Impact of currency translation	(186)	(583)	(769)
As of December 31, 2015	$5,143	$761	$5,904
Periodic service and finance cost	1,053	–	1,053
Additional provision for the year	–	498	498
Settlement during the year	(287)	(304)	(591)
Actuarial gain	(4)	–	(4)
Impact of currency translation	(268)	149	(119)
As of December 31, 2016	$5,637	$1,104	$6,741

a)       Long term employee benefits

Long term employee benefits liability exists as a result of a legal requirement in Honduras that the Company is obligated to pay a severance payment based on the years of service provided by an employee without regard to the cause of the termination.

The most recent actuarial valuation for the long-term employee benefits provision was performed at December 31, 2016. The principal assumptions used for the purpose of the actuarial valuation were as follows:

	2016	2015

Discount rates	9.50%	9.3%
Salary increase rate (administrative)	7.0%	7.0%
Salary increase rate (operation)	7.0%	7.0%
Long term inflation	5.5%	5.5%

30	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

b)       Provision for judicial contingencies

Provision for judicial contingencies represents compensation claims for unpaid travel time between the Sao Francisco mine site and its employees’ home town and other litigations brought against the Company. As of December 31, 2016, the Company recognized a reversal of a previously made provision for past unpaid travel time between the dismissed employee’s home and the mine site of $575, which was recorded within other (losses) gains (2015: $349).

17	OTHER liabilities

	December 31, 2016	December 31, 2015

Balance, beginning of year	$8,775	$9,098
Accretion expense	291	554
Royalty payments	(4,156)	(740)
Change in estimate	30	(137)
Balance, end of year	4,940	8,775
Less: current portion	(2,365)	(4,613)
	$2,575	$4,162

In 2011, the Company completed a restructuring of its contractual obligations, which resulted in the settlement of the deferred purchase consideration and the granting of a NSR Royalty equal to 1.5% on the net sales from the San Andres Mine,the Sao Francisco Mine, and the Company’s former Sao Vincente Mine, commencing on March 1, 2013 and up to a cumulative royalty amount of $16,000. The liability has been recorded at its net present value using a discount rate of 5% (2015: 5%). The liability is re-measured at each reporting date, with the accretion expense and change in estimate being recorded within finance costs and other gains, respectively. The total undiscounted amount of the estimated obligation at December 31, 2016 is approximately $5,254 and is expected to be incurred through 2019 (2015: $9,317).

For the year ended December 31, 2016, the Company recorded accretion expenses of $291 (2015: $554) within finance costs and a change in estimate loss of $30 (2015: a change in estimate gain of $137), within other (losses) gains on the consolidated statements of income (loss).

Subsequent to December 31, 2016, the Company made a royalty payment of $509.

18	SHARE CAPITAL

a)	Authorized – Unlimited number of common shares

b)	Share consolidation

On December 30, 2016, the Company completed the consolidation of the issued and outstanding common shares of the Company on the basis of one (1) post-consolidation share for each ten (10) pre-consolidation shares. The total outstanding common shares after the share consolidation was 33,420,356.

c)	Rights offering

On September 30, 2016, the Company closed a rights offering of 3,634,628 common shares at C$1.50 per common share for gross proceeds of $4,162 (approximately C$5,451). For the year ended December 31, 2016, the Company recorded total proceeds of $4,093 (net of share issue cost of $69).

31	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

d)	Private placement

On June 9, 2015, the Company completed a financing agreement with a private company. The company raised gross proceeds of $4,940 (approximately C$6,100) through the issuance of 5,700,935 common shares of the Company at a price of C$1.07 per common share, and recorded an addition to share capital of $4,928 (net of share issuance costs of $12).

e)	Stock options

In April 2010, Aura Minerals adopted a stock option and share compensation plan (the “Option Plan”). As prescribed the policies of the TSX, the Option Plan is required to be re-approved by the shareholders every three years. In May 2013 the Option Plan was re-approved by the shareholders, however the Company did not seek re-approval for the Option Plan in May 2016 and as such no further securities may be issued from the Option Plan. All existing stock options granted prior to May 2016 continue to be valid in accordance with their terms and conditions.

A continuity of the Company’s stock options issued and outstanding are as follows:

	Number of options	Weighted average price C$
Balance, December 31, 2014	1,909,424	10.77
Granted	376,500	1.00
Forfeited / Expired	(435,800)	21.90
Balance, December 31, 2015	1,850,124	6.17
Granted	395,500	0.85
Exercised	(415,917)	1.01
Forfeited / Expired	(693,663)	11.51
Balance, December 31, 2016	1,136,044	2.94

During the year ended December 31, 2016, the Company granted 395,500 stock options to its employees at an exercise price of C$0.85. For the year ended December 31, 2016, a total of 415,917 stock options were exercised. For the year ended December 31, 2015 the Company granted 376,500 stock options to its employees at C$1.00 There were no options exercised for the year ended December 31, 2015.

As at December 31, 2016, the following stock options were outstanding and exercisable:

Exercise price C$	Options outstanding	Options exercisable	Remaining contractual life (years)	Expiry dates
$0.85 to $2.00	699,100	699,100	1.62 to 4.10	August 13, 2018 to February 5, 2021
$2.00 to $4.00	294,000	294,000	0.37 to 1.10	May 14, 2017 to February 7, 2018
$4.00 to $14.70	142,944	142,944	0.02 to 0.73	January 6, 2017 to September 24, 2017
	1,136,044	1,136,044

f)	Other stock-based payment plans

Deferred share unit plan (“DSU Plan”)

In April 2010, Aura Minerals Adopted a DSU Plan which is available to all non-executive directors (collectively, “eligible directors”). Pursuant to the DSU Plan, the annual Board retainer fee (the “Annual Retainer”) may be paid 50% in cash (the “Annual Cash Retainer”) and 50% in the form of deferred share units (“DSUs”). However, on an annual basis, an eligible director can also elect to receive DSUs in full or partial satisfaction of the Annual Cash Retainer and annual retainer fees received for serving as a member of a Board committee and for chairing a Board committee meeting (collectively, “Annual Cash Remuneration”). Notwithstanding the foregoing, an eligible director who has exceeded his or her minimum DSU / common share ownership requirement, as established by the Board, may elect, on an annual basis, to receive cash for all or any portion of the compensation otherwise payable in DSUs. The number of DSUs granted to an eligible director is determined by dividing the portion of the compensation to be paid in DSUs by the volume weighted average trading price (“VWAP”) of the common shares on the Toronto Stock Exchange for the five trading days immediately preceding the date of grant. Each eligible director will be required to hold DSUs received until the eligible director ceases to be a director of the Company, following which the DSU will be redeemed for cash.

32	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

A continuity of issued DSUs is as follows:

Number of units
Balance, December 31, 2014	–
Granted	81,882
Balance, December 31, 2015	81,882
Granted	156,651
Exercised	(112,004)
Balance, December 31, 2016	126,529

For the year ended December 31, 2016 the Company issued 69,333 DSUs at C$0.80, 61,176 DSUs at C$0.90 and 26,142 DSUs at C$2.30 to all non-executive directors for 2015’s and 2016’s retainer and meeting fees totaling $126. Based on the Black Scholes option pricing model, the fair value of the liability as of December 31, 2016 was $118.

For the year ended December 31, 2015, the Company issued 81,882 DSUs to all non-executive directors at C$0.89 as payments for the 2015’s retainer and meeting fees for a total of $58. Based on the Black Scholes option pricing model, the fair value of the liability as of December 31, 2015 was $36.

Non-treasury share unit plan (“NTSU Plan”) and treasury share unit plan (“TSU Plan”)

The Company adopted a NTSU Plan in April 2010 and a TSU Plan in May 2010, which are both available to eligible employees, officers and consultants of the Company and its subsidiaries (collectively, the “eligible participants”). The TSU Plan was re-approved by the shareholders in May 2013, however, as with the Stock Option Plan, the Company did not seek re-approval for the TSU Plan in May 2016 and as such no further securities may be issued from the TSU Plan. Pursuant to the NTSU Plan and the TSU Plan, the compensation committee is authorized to grant units ("Share Units") consisting of Restricted Share Units (“RSU”) and / or performance share units to eligible participants. Each Share Unit will vest in accordance with applicable conditions specified at the time of grant, consisting of time and/or performance conditions which may be graduated by percentages, including a percentage in excess of 100%. Settlement of Share Units granted under the NTSU plan shall be in common shares, purchased on the open market by a trustee appointed for such purpose, or in cash, based on the market value of a common share on the date of settlement, as determined pursuant to the NTSU Plan, or in a combination thereof, as determined by the compensation committee. The TSU Plan provides that the maximum number of common shares that are reserved for issuance from time to time pursuant to Share Units shall not exceed 0.5% of the issued and outstanding common shares. Settlement of Share Units granted under the TSU Plan shall be in common shares issued from treasury.

33	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

A continuity of issued RSUs is as follows:

Number of units
Balance, December 31, 2014	60,000
Granted	126,345
Exercised	(45,215)
Forfeited	–
Balance, December 31, 2015	141,130
Exercised	(121,130)
Balance, December 31, 2016	20,000

During the year ended December 31, 2016, 121,130 RSUs were exercised with an exercise price between C$1.80 to C$2.30 (2015: 45,215 RSUs were exercised with an exercise price of C$0.70). There were no RSUs issued for the year ended December 31, 2016.

For the year ended December 31, 2015, the Company issued 95,813 of RSUs at C$1.00 per unit and 30,532 of RSUs at C$0.80 per unit to the Company’s Chief Executive Officer and Chief Financial Officer in lieu of a portion of their salaries. These RSUs are recorded as part of salaries, wages and benefits and professional and consulting fees within general and administrative expenses in the consolidated statements of income (loss) for the year ended December 31, 2015 at a fair value of $104.

g) Share-based payment expense

Share-based payment expense is measured at fair value and recognized over the vesting period from the date of grant. Share-based payment expense is included within general and administrative expenses in the consolidated statements of income (loss) for the year ended December 31, 2016 and totaled $230 (2015: $234).

The Company granted 395,500 stock options to its employees during the year ended December 31, 2016 at an exercise price of C$0.85, expire in 2021 and have a total fair value of C$206. The fair value of stock options granted during the year ended December 31, 2016 and 2015 was estimated using the Black-Scholes option pricing model with the following assumptions:

	2016	2015
Expected volatility	103%	103% - 110%
Risk-free interest rate	0%	0.64% - 1.00%
Weighted average share price for options granted	C$ 0.85	C$ 1.00
Expected life in years	2.8	2.8
Expected forfeiture rate	12%	12%
Expected dividend yield	0%	0%

19	REVENUES BY NATURE

	2016	2015

Gold sales	$146,209	$162,018
Copper concentrate sales, net	–	3,745
	$146,209	$165,763

34	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

20	COST OF GOODS SOLD BY NATURE

	2016	2015

Direct mine and mill costs	$105,705	$139,147
Depletion and amortization (note 11)	9,078	6,533
Write-down of inventory to net realizable value	413	5,903
	$115,196	$151,583

21	GENERAL AND ADMINISTRATIVE EXPENSES

	2016	2015

Salaries, wages and benefits	$2,962	$3,363
Professional and consulting fees	2,129	2,532
Legal provision and settlements	585	120
Insurance	355	494
Directors' fees	325	199
Occupancy cost	279	209
Share-based payment expense (note 18(g))	230	234
Other	1,020	1,271
	$7,885	$8,422

22	CARE-AND-MAINTENANCE EXPENSES

	2016	2015

EPP Project	$4,072	$–
Aranzazu Mine	1,946	791
Other Brazilian projects	1,981	–
	$7,999	$791

23	EXPLORATION EXPENSES

	2016	2015

San Andres Mine	$553	$505
Sao Francisco Mine	92	126
	$645	$631

24	FINANCE COSTS

	2016	2015

Accretion expense	$1,184	$1,572
Interest expense on debts (note 13)	652	2,027
Finance cost on post-employment benefit	451	461
Other interest and finance costs	434	506
	$2,721	$4,566

Accretion expense represents the unwinding of the discount on mine closure and restoration provision and other liabilities.

35	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

25	OTHER (Losses) GAINs

	2016	2015

Net gain (loss) on call options and fixed price contracts	$(5,137)	$1,227
Changes in fair value of gold loans (note 13(b))	(1,978)	(1,474)
Change in estimate of provision for mine closure and restoration (note 15)	2,738	140
Gain on disposal of assets	1,509	3,123
Foreign exchange (loss) gain	(866)	4,923
Other items	778	(3,070)
	$(2,956)	$4,869

26	CASH FLOW INFORMATION

a)	Items not affecting cash

	2016	2015

Deferred and current income tax expense	$9,673	$10,751
Depletion and amortization	9,396	6,837
Change in fair value of gold loans (note 13(b))	1,978	1,474
Accretion expense	1,184	1,572
Periodic service, past service and finance costs on post-employment benefit	1,053	1,091
Write-down of inventory to net realizable value (note 20)	413	5,903
Share-based payment expense (note 18(g))	230	234
Impairment charges	–	8,367
Gain on acquisition of EPP Project, net of tax	(17,120)	–
Change in estimate of provision for mine closure and restoration	(2,738)	(140)
Foreign exchange gain	(3,528)	(4,056)
Gain on disposal of assets	(1,509)	(3,123)
Unrealized loss on call option and fixed price contracts	–	339
Other non-cash items	701	366
	$(267)	$29,615

b)	Changes in non-cash working capital

	2016	2015

Decrease in trade and other receivables	$(97)	$1,145
(Increase) decrease in inventory	(99)	4,292
Increase (decrease) in trade and other payables	2,304	(486)
	$2,108	$4,951

c)	Supplementary cash flow information

	2016	2015

Changes in other assets and liabilities consists of:
Increase in long term asset	$(3,294)	$(475)
(Increase) decrease in prepaid expenses	(851)	1,936
Other items	(786)	(589)
	$(4,931)	$872

36	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

d)	Non-cash investing activity consist of:

	2016	2015
Non-cash addition to property, plant and equipment	$(1,417)	$(328)

27	FINANCIAL INSTRUMENTS

a)	Embedded derivatives

The Company has embedded derivatives in its accounts receivable as a result of provisional pricing arrangements on its copper concentrate sales. These derivatives are marked to their market values at each reporting date. During the year ended December 31, 2016, there is no embedded derivative in the Company’s accounts receivables since the Aranzazu Mine is currently under care-and-maintenance. During the year ended December 31, 2015, the Company recognized losses of $2,011 as changes in the fair values of embeded derivatives. Adjustments to the fair values of the accounts receivable are included in the consolidated statements of income (loss) within revenue.

b)	Fixed price contracts and gold collars

During the year ended December 31, 2016, the Company entered into fixed price contracts to hedge 46,277 ounces of gold expiring between January 31, 2016 and August 31, 2016 at an average price of $1,192 per ounce of gold. For the year ended December 31, 2016, the Company has recorded realized losses of $2,951 on the expired fixed price contracts. At December 31, 2016, there were no fixed price contracts outstanding.

During the last quarter of 2016, the Company hedged a total of 12,000 ounces of gold expiring between January 30, 2017 and December 31, 2017. The derivative instruments entered into were in the form of zero-cost put/call collars with a floor price of $1,255 per ounce of gold and a ceiling price of $1,350 per ounce of gold. During the same quarter, the Company closed out the floor on these zero-cost put/call collars for a realized gain of $1,002. At December 31, 2016, the Company did not have any zero-cost put/call collars outstanding.

During the year ended December 31, 2015, the Company entered into fixed price contracts to hedge 57,500 ounces of gold expiring between January 31, 2015 and December 30, 2015 at an average price of $1,209 per ounce of gold. For the year ended December 31, 2015, the Company recorded realized gains on these fixed price contracts of $1,474. During the same year, the Company also recorded realized gains on fixed price contracts outstanding from 2014 of $339.

c)	Call option contracts

During the year ended December 31, 2016, the Company entered into call option contracts on 52,500 ounces of gold expiring between March 29, 2016 and November 28, 2016 with strike prices of between $1,140 and $1,350 per ounce of gold and advanced $2,000 to Auramet as a margin deposit. The Company recorded realized losses of $3,188 as a result of the calls being exercised on 40,000 of these contracts and utilized the margin deposit and available cash resources to settle these call options. The remaining call option contracts on 12,500 ounces expired unexercised. At December 31, 2016, there were no call option contracts outstanding.

During the year ended December 31, 2015, the Company entered into call options on 12,500 ounces of gold expiring between June 30, 2015 and December 31, 2015 with strike prices between $1,190 to $1,275 and received a premium of $92 in consideration. The call options expired unexercised.

37	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

The fixed price and call option contracts were not designated as accounting hedges by the Company and have therefore been marked to their market values at each reporting date. Adjustments to the market value are included in the consolidated statement of income (loss), in other (losses) gains.

d)	Credit risk

Credit risk is the risk that a third party might fail to discharge its obligations under the terms of a financial contract. The Company’s credit risk is limited to trade receivables and derivative contracts in the ordinary course of business. As of December 31, 2016, the Company considers the credit risk with these financial contracts to be low.

e)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due (refer to note 1). The Company manages its liquidity risk through a rigorous planning and budgeting process, which is reviewed and updated on a regular basis, to help determine the funding requirements to support the Company’s current operations and expansion and development plans and by managing its capital structure as described in note 28 Capital Management.

The Company’s objective is to ensure that there are sufficient committed financial resources to meet its short-term business requirements for a minimum of twelve months. In the normal course of business, the Company enters into contracts that give rise to commitments for future payments as disclosed in below table:

	Within 1 year	2 to 3 years	4 to 5 years	Over 5 years	Total
Trade and other payables	$35,181	$–	$–	$–	$35,181
Short-term loans and gold loan repayment	7,818	12,215	–	–	20,033
Provision for mine closure and restoration	82	2,379	646	16,637	19,744
Other liabilities	2,365	2,575	–	–	4,940
	$45,447	$17,169	$646	$16,637	$79,898

f)	Currency risk

The Company’s operations are located in Honduras, Brazil, Mexico, and Canada; therefore foreign exchange risk exposures arise from transactions denominated in foreign currencies. Although the Company’s sales are denominated in United States dollars, certain of the Company’s operating expenses are denominated in foreign currencies, primarily the Honduran lempira, Brazilian real, Mexican peso and Canadian dollar. Financial instruments that impact the Company’s net losses or other comprehensive losses due to currency fluctuations include: cash and cash equivalents, accounts receivable, other long-term assets, accounts payable and accrued liabilities, short term loans and other provisions denominated in foreign currencies. At December 31, 2016, the Company had cash and cash equivalents of $10,713, of which $51 was held in Canadian dollars, $8,591 in United States dollars, $1,056 in Brazilian reais, $950 in Honduran lempiras, and $65 in Mexican pesos.

An increase or decrease of 10% in the United States dollar exchange rate to the currencies listed above would have increased or decreased the Company’s loss for the year by $1,111 and $909, respectively.

38	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

g)	Interest rate risk

The Company is exposed to interest rate risk on its cash and cash equivalents. The Company monitors its exposure to interest rates and has not entered into any derivative contracts to manage this risk. For the year ended December 31, 2016, an increase or decrease in interest rates of 100 basis points (1 percent) would have increased consolidated income and comprehensive loss for the year by $65 and a decrease in interest rates of 100 basis points (1 percent) would have decreased the income and comprehensive loss for the year by $65.

h)	Commodity price risk

The Company is subject to price risk from fluctuations in market prices of gold, copper and other metals. Gold, copper and other metal prices have historically fluctuated widely and are affected by numerous factors outside of the Company's control.

The profitability of the Company's operations is highly correlated to the market prices of these metals, as is the ability of the Company to develop its other properties.

A 10% change in the average commodity price for gold for the year, with all other variables held constant, would result in an impact on the Company’s 2016 consolidated loss and comprehensive loss of $12,716. As Aranzazu is currently on care-and-maintenance, a 10% decrease in the average commodity price for copper for the year, with all other variables held constant, would not have an impact on the Company’s 2016 consolidated income (loss) and comprehensive income (loss).

i)	Fair value of financial instruments

The Company’s financial assets and liabilities have been classified into categories that determines their basis of measurement. The following table shows the carrying values, fair values and fair value hierarchy of the Company’s financial instruments as at December 31, 2016 and 2015:

	Level	December 31, 2016		December 31, 2015
Financial Assets		Carrying value	Fair value	Carrying value	Fair value
Loans and receivables, measured at amortized cost
Other receivable	N/A	$2,300	$2,300	$459	$459
Other assets	N/A	1,614	1,614	1,400	1,400
		$3,914	$3,914	$1,859	$1,859
Financial Liabilities
At fair value through profit and loss
Gold loan	2	$6,442	$6,442	–	–

Other financial liabilities, measured at amortized cost
Accounts payable and accrued liabilities	N/A	$34,677	$34,677	$31,954	$31,954
Short-term loans	N/A	4,321	4,321	10,393	10,393
Working capital facility payable to Yamana	N/A	9,270	9,270	–	–
Other provisions	3	5,637	5,637	5,904	5,904
Other liability	3	4,940	4,940	8,775	8,775
		$65,287	$65,287	$57,026	$57,026

The Company measures certain of its financial assets and liabilities at fair value on a recurring basis and these are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Certain non-financial assets and liabilities may also be measured at fair value on a non-recurring basis. There are three levels of the fair value hierarchy that prioritize the inputs to valuation techniques used to measure fair value, with Level 1 inputs having the highest priority. The three levels of the fair value hierarchy are: Level 1, which are inputs that are unadjusted quoted prices in active markets for identical assets or liabilities; Level 2, which are inputs other than Level 1 quoted prices that are observable for the asset or liability, either directly or indirectly; and Level 3, which are inputs for the asset or liability that are not based on observable market data.

39	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

The Company classifies derivative assets and gold loan in Level 2 of the fair value hierarchy as they are valued using pricing models which require a variety of inputs such as expected gold price. The Company classified its other liability in Level 3 as there is no observable market data for the fair value inputs. The Company uses a discounted cash flow model to determine the fair value. The key inputs for level 3 are the expected gold price, expected production and discount rate.

28	CAPITAL MANAGEMENT

The Company’s objectives in managing capital are to ensure sufficient liquidity is maintained in order to properly develop and operate its current projects and to pursue strategic growth initiatives, to ensure that externally imposed capital requirements related to any debt obligations are complied with, and to provide returns for shareholders and benefits to other stakeholders. In assessing the capital structure of the Company, management includes in its assessment the components of shareholders’ equity and long-term debt. The Company manages its capital structure considering changes in economic conditions, the risk characteristics of the underlying assets, and the Company’s liquidity requirements. To maintain or adjust the capital structure, the Company may be required to issue common shares or debt, re-pay existing debt, acquire or dispose of assets, or adjust amounts of certain investments.

In order to facilitate management of capital, the Company prepares annual budgets which are updated periodically if changes in the Company’s business are considered to be significant. The Company’s board of directors reviews and approves all operating and capital budgets as well as the entering into of any material debt obligations, and any material transactions out of the ordinary course of business, including dispositions, acquisitions and other investments or divestitures. In order to maximize ongoing development efforts, the Company does not pay out dividends.

29	RELATED PARTY TRANSACTIONS

On January 1, 2015, the Company entered into a consulting agreement for the provision of management services to the Company, including those of the Chief Executive Officer, with Acumen Capital, LLC (“Acumen”), a US based company which is controlled by Jim Bannantine, the Company’s previous President and Chief Executive Officer. The consulting agreement was terminated on January 15, 2017.

For the year ended December 31, 2016, the Company paid consulting fees to Acumen of $1,027 (2015: $798). As at December 31, 2016, the Company owed $64 (2015: $300) to Acumen. Subsequent to December 31, 2016, the Company owed an additional of $1,014 to Acumen related to termination benefits.

Total compensation paid to key management personnel, remuneration of directors and other members of key executive management personnel for the year ended December 31, 2015 and 2016 are as follows:

	2016	2015

Salaries and short-term employee benefits	$1,731	$1,600
Share-based payments	423	115
Termination benefits	90	–
Post-employment benefits	–	18
	$2,244	$1,733

40	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

In connection with Company’s due diligence conducted on the EPP Project and subsequent acquisition of the project, the Company investigated an area known as Rio Alegre, which was not originally included in the EPP Project that was acquired from Yamana. It was the Company’s intention to acquire the licenses of Rio Alegre due to the close proximity to the EPP’s processing plant, subject to positive due diligence. The exploration licenses for Rio Alegre are held in the name of Mineração Tarauacá Indústria e Comércio S.A. (“Tarauacá”), a company controlled by Paulo Brito, the Company’s non executive Chairman and largest shareholder through his control and direction of Northwestern Enterprises Ltd.  Following initial discussions with Tarauacá, and additional due diligence on Rio Alegre, the Company and Tarauacá entered into an agreement for the Company to acquire Rio Alegre at no cost to the Company or continuing royalty.  Tarauacá has applied to the National Department of Mineral Production for the assignment of the exploration license and the formal assignment is expected shortly.  During the year-ended December 31, 2016, the Company spent $1,312 maintaining the property which primarily relates to security.

30	SEGMENTED INFORMATION

The reportable operating segments have been identified as the San Andres Mine, the Sao Francisco Mine, the EPP Project, the Aranzazu Mine, the Serrote Project and Corporate. The Company manages its business, including the allocation of resources and assessment of performance, on a project by project basis, except where the Company’s projects are substantially connected and share resources and administrative functions. The segments presented reflect the way in which the Company’s management reviews its business performance. Operating segments are reported in a manner consistent with the internal reporting provided to executive management who act as the chief operating decision-maker. Executive management is responsible for allocating resources and assessing performance of the operating segments.

For the years ended December 31, 2016 and 2015, segmented information is as follows:

For the year ended December 31, 2016	San Andres Mine	Sao Francisco Mine	EPP Project	Aranzazu Mine	Serrote Project	Corporate	Total

Sales to external customers	$89,467	$56,742	$–	$–	$–	$–	$146,209
Cost of production	61,875	44,243	–	–	–	–	106,118
Depletion and amortization	9,002	76	–	–	–	–	9,078
Gross margin	$18,590	$12,423	$–	$–	$–	$–	$31,013
Gain on acquisition of EPP Project	–	–	19,886	–	–	–	19,886
Care-and-maintenance expenses	–	(1,313)	(4,072)	(1,946)	(668)	–	(7,999)
Realized loss on gold collar and fixed price contracts	(1,557)	(1,394)	–	–	–	(2,186)	(5,137)
Other expenses	(2,805)	(1,858)	–	(1,516)	(1,242)	(1,649)	(9,070)
Income (Loss) before income taxes	$14,228	$7,858	$15,814	$(3,462)	$(1,910)	$(3,835)	$28,693

Property, plant and equipment	$49,287	$2,754	$30,868	$3,939	$15,617	$293	$102,758
Total assets	$81,441	$33,343	$33,970	$5,834	$15,718	$5,544	$175,850
Capital expenditures	$4,574	$249	$173	$–	$–	$–	$4,996

41	| Aura Minerals Inc.

Aura Minerals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

Expressed in thousands of United States dollars, except where otherwise noted.

For the year ended December 31, 2015	San Andres Mine	Sao Francisco Mine	EPP Project	Aranzazu Mine	Serrote Project	Corporate	Total

Sales to external customers	$93,109	$68,909	$–	$3,745	$–	$–	$165,763
Cost of production	71,996	64,726	–	8,328	–	–	145,050
Depletion and amortization	6,057	476	–	–	–	–	6,533
Gross margin (loss)	$15,056	$3,707	$–	$(4,583)	$–	$–	$14,180
Impairment charges	–	–	–	–	(8,367)	–	(8,367)
Care-and-maintenance expenses	–	–	–	(791)	–	–	(791)
Realized gain on gold collar and fixed price contracts	860	614	–	–	–	92	1,566
Other expenses	(3,446)	4,154	–	(1,040)	(1,878)	(8,106)	(10,316)
Income (Loss) before income taxes	$12,470	$8,475	$–	$(6,414)	$(10,245)	$(8,014)	$(3,728)

Property, plant and equipment	$56,404	$2,401	$–	$3,939	$15,617	$67	$78,428
Total assets	$87,840	$32,766	$–	$5,993	$15,778	$946	$143,323
Capital expenditures	$11,698	$–	$–	$–	$1,740	$–	$13,438

Revenues for the San Andres Mine and the Sao Francisco Mine relate to the sale of refined gold. Revenues for the Aranzazu Mine relate to the sale of copper-gold-silver concentrate to two external customers.

31	COMMITMENTS AND CONTINGENCIES

a)	Operating commitments

The Company has the following commitments for future minimum payments under operating leases:

For the year ended December 31,	2016
Within one year	$193
Two to Four Years	143
$336

b)	Contingencies

Certain conditions may exist as of the date of these financial statements which may result in a loss to the Company in the future when certain events occur or fail to occur. The Company assesses at each reporting date its loss contingencies related to ongoing legal proceedings by evaluating the likelihood of such proceedings, as well as the amounts claimed or expected to be claimed.

Included in other provisions as of December 31, 2016 is a provision of $1,104 (2015: $281) for loss contingencies related to ongoing legal claims.

42     | Aura Minerals Inc.